Exhibit 99.3

Full Truck Alliance Co. Ltd.

No. 123 Kai Fa Avenue Economic and Technical Development Zone, Guiyang, Guizhou 550009 People’s Republic of China	Wanbo R&D Park, 20 Fengxin Road Yuhuatai District, Nanjing Jiangsu 210012 People’s Republic of China

February 11, 2021

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Full Truck Alliance Co. Ltd.

Confidential Submission of the Draft Registration Statement on Form F-1

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Full Truck Alliance Co. Ltd., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s confidential submission on the date hereof of its draft registration statement on Form F-1 (the “Draft Registration Statement”) relating to a proposed initial public offering of the Company’s Class A ordinary shares to be represented by American depositary shares.

The Company has included in the Draft Registration Statement its audited consolidated financial statements as of and for the year ended December 31, 2019 and unaudited interim consolidated financial statements as of September 30, 2020 and for each of the nine-month periods ended September 30, 2019 and 2020.

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to comply with a requirement to issue financial statements for any reason 12 months after the Company’s year end.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements as of and for the year ended December 31, 2020 will be available until March 2021.

5.

In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Moreover, the Company undertakes that, prior to the Company distributing a preliminary prospectus to investors, it will amend the registration statement on Form F-1 to include the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020.

The Company is submitting this letter as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

[Signature Page Follows]

Very truly yours,

Full Truck Alliance Co. Ltd.

/s/ Hui Zhang
By:	Hui Zhang
Title:	Chairman and Chief Executive Officer